EXHIBIT 5.01


                                February 20, 1996



Integrated Systems, Inc.
3260 Jay Street
Santa Clara, California 95054-3309

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about February 20, 1996 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 131,862 shares of your Common Stock (the "Common Stock") to be sold by you pursuant to stock options granted under the Doctor Design, Inc. 1991 Stock Option Plan and assumed by you (the "Options"). The Options were assumed pursuant to the terms of an Agreement and Plan of Reorganization dated as of December 14, 1995 and amended January 26, 1996 (the "Reorganization Agreement") by and among you, ISI Purchasing Corporation, a Delaware corporation and your wholly owned subsidiary, and Doctor Design, Inc., a California corporation, and the related Agreement of Merger dated January 26, 1996, which together with the Reorganization Agreement effectuated a merger of ISI Purchasing Corporation with and into Doctor Design, Inc.

         As your counsel, we have examined the proceedings taken by you in connection with the assumption of the Options to purchase your Common Stock.

         It is our opinion that the number of shares of Common Stock that may be issued and sold by you pursuant to the Options as indicated above, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement, the Doctor Design, Inc. 1991 Stock Option Plan and the Options, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                Very truly yours,



                                /s/ Fenwick and West
                                -----------------------------
                                Fenwick and West